Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	Rob Whetstone
	Chief Financial Officer	Investor Relations
	(949) 646-2175	(310) 279-5963
VOLCOM REPORTS 2007 SECOND QUARTER RESULTS
•	Second Quarter Total Revenues Increased 25% to $57.7 million

•	Company Posts Net Income of $6.2 million, Equal to $0.25 Per Diluted Share
COSTA MESA, CA — July 26, 2007 — Volcom, Inc. (NASDAQ: VLCM) today announced that for the second quarter ended June 30, 2007, total revenues increased 25% to $57.7 million, compared with $46.1 million in the second quarter of 2006.
“We continue to see strong demand for the Volcom brand across all channels of distribution,” said Richard Woolcott, Volcom’s president and chief executive officer. “Our other key focus has been our European operations that are now up and running. We believe we are on track for a solid year.”
Gross profit as a percentage of total revenues for the second quarter of 2007 was 48.2%, compared with 49.8% in the second quarter of 2006, primarily reflecting initial shipments to Europe that contained low margin sample product.
Selling, General and Administrative expenses for the quarter were $18.9 million versus $13.2 million in the comparable period last year as the company continued its investment in building its European infrastructure to take direct control of the brand in the region in the second half of the year.
Operating income for the second quarter of 2007 was $8.8 million, compared with $9.7 million for the second quarter of 2006. Operating margin was 15.3% for the second quarter of 2007, compared with 21.0% in the second quarter of 2006.
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As previously reported, the company incurred pretax losses related to its recently established European operations of approximately $2.4 million in the second quarter, equal to approximately $0.06 per diluted share.
Net income for the second quarter of 2007 was 6.2 million, or $0.25 per diluted share. This compares with $6.5 million, or $0.27 per diluted share for the second quarter of 2006.
2007 Third Quarter and Full Year Outlook
Reflecting the acceleration of certain revenue recognized in the second quarter and the deferral of some expenses to the third quarter, the company currently expects revenues to be approximately $89 million to $91 million and fully diluted earnings per share to be $0.53 to $0.55 in the 2007 third quarter.
Based on current visibility regarding the remainder of the year, the company is reaffirming its 2007 revenue guidance of an increase of 34% to 36% over 2006, equating to total revenues ranging from $275 to $280 million. Additionally, the company is maintaining its previously issued diluted earnings per share guidance for 2007 at a range of $1.47 to $1.50.
The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com and www.earnings.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding

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our guidance and future financial performance contained under the section entitled 2007 Outlook, and Mr. Woolcott’s statements regarding being “on track for a solid year” constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, sales of our products by key retailers, including Pacific Sunwear, our sales in Europe, the success of our new product categories, changes in fashion trends and consumer preferences, general economic conditions, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Product revenues	$56,901	$45,492	$106,326	$86,005
Licensing revenues	780	559	2,173	1,642

Total revenues	57,681	46,051	108,499	87,647
Cost of goods sold	29,888	23,137	54,299	43,211

Gross profit	27,793	22,914	54,200	44,436
Selling, general and administrative expenses	18,944	13,224	37,289	28,060

Operating income	8,849	9,690	16,911	16,376
Other income:
Interest income, net	1,057	977	2,139	1,715
Dividend income from cost method investee	—	3	—	3
Foreign currency gain	493	259	531	262

Total other income	1,550	1,239	2,670	1,980

Income before provision for income taxes	10,399	10,929	19,581	18,356
Provision for income taxes	4,179	4,397	7,879	7,398

Net income	$6,220	$6,532	$11,702	$10,958

Net income per share:
Basic	$0.25	$0.27	$0.48	$0.45
Diluted	$0.25	$0.27	$0.48	$0.45
Weighted average shares outstanding:
Basic	24,297,839	24,214,523	24,285,874	24,207,537
Diluted	24,436,998	24,310,679	24,406,187	24,311,960

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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$84,933	$85,414
Accounts receivable — net of allowances	41,282	34,175
Inventories	19,387	13,185
Prepaid expenses and other current assets	1,776	1,383
Income tax receivable	22	—
Deferred income taxes	2,508	2,353

Total current assets	149,908	136,510

Property and equipment — net	20,383	11,527
Investments in unconsolidated investees	298	298
Deferred income taxes	675	660
Intangible assets — net	361	386
Goodwill	158	158
Other assets	236	209

Total assets	$172,019	$149,748

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,992	$8,764
Accrued expenses and other current liabilities	7,452	6,175
Income taxes payable	—	424
Current portion of capital lease obligations	80	78

Total current liabilities	24,524	15,441

Long-term capital lease obligations	65	106
Other long-term liabilities	195	204
Income taxes payable — non-current	129	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	88,233	86,773
Retained earnings	58,593	47,019
Accumulated other comprehensive income	256	181

Total stockholders’ equity	147,106	133,997

Total liabilities and stockholders’ equity	$172,019	$149,748

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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net income	$11,702	$10,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,206	630
Provision for doubtful accounts	437	76
Tax benefits related to exercise of stock options	(293)	(124)
Loss on disposal of property and equipment	16	8
Stock-based compensation	441	399
Deferred income taxes	(155)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,488)	(8,416)
Inventories	(6,122)	(341)
Prepaid expenses and other current assets	(386)	255
Income taxes receivable/payable	(148)	2,049
Other assets	(27)	(117)
Accounts payable	8,133	5,407
Accrued expenses	641	3,081
Other long-term liabilities	(15)	—

Net cash provided by operating activities	7,942	13,865

Cash flows from investing activities:
Purchase of property and equipment	(9,735)	(2,611)
Business acquisitions, net of cash acquired	—	(168)
Proceeds from sale of property and equipment	15	—

Net cash used in investing activities	(9,720)	(2,779)

Cash flows from financing activities:
Principal payments capital lease obligations	(39)	(35)
Proceeds from government grants	112	—
Proceeds from exercise of stock options	722	411
Tax benefits related to exercise of stock options	293	124

Net cash provided by financing activities	1,088	500

Effect of exchange rate changes on cash	209	38

Net increase in cash and cash equivalents	(481)	11,624
Cash and cash equivalents — Beginning of period	85,414	71,712

Cash and cash equivalents — End of period	$84,933	$83,336